Exhibit 10.2

WALKER & DUNLOP, INC.

DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

1.

Purpose and Effective Date.  The purpose of this Plan is to provide the non-employee members of the Board of Directors (the “Board”) of Walker & Dunlop, Inc., a Maryland corporation, and it successors (the “Company”) with an opportunity to defer payment of all or a portion of their annual cash compensation and annual restricted stock award.  The Plan shall be effective as of the date of the Company’s stockholder meeting in 2016 (the “Effective Date”).

2.	Definitions. The following terms shall have the meanings given in this section unless a different meaning is clearly implied by the context:

(a)	“Cash Compensation” means any compensation payable to a director in cash for serving as a member of the Board, a Board committee or as Lead Director, but excluding any expense reimbursements.

(b)

“Change in Control” shall have the same meaning as defined in the Equity Plan as in effect on the Effective Date; provided, that, for purposes of the Plan, in no event will a Change in Control be deemed to have occurred if the transaction is not also a “change in control event” under Section 409A of the Code.

(c)	“Common Stock” means the common stock, par value $0.01 per share, of the Company.

(d)	“Compensation Committee” means the Compensation Committee of the Board.

(e)	“Deferred Compensation Account” means an account maintained for each director who makes a deferral election as described in Section 4.

(f)	“Deferred Stock Unit” means a Stock Unit that is received by a participant pursuant to this Plan and provides for the deferred receipt of compensation.

(g)	“Director Compensation” means Director Cash Compensation and Restricted Stock.

(h)

“Equity Plan” means the Walker & Dunlop 2015 Equity Incentive Plan, as it may be amended or restated from time to time, or, to the extent applicable, any future or successor equity compensation plan of the Company

(i)	“Fair Market Value” means “Fair Market Value” as defined in the Equity Plan.

(j)	“Plan” means the Walker & Dunlop, Inc. Deferred Compensation Plan for Non-Employee Directors.

(k)	“Plan Year” means a calendar year or, with respect to the year in which the Effective Date occurs, the portion of such calendar year occurring from and after the Effective Date.

(l)	“Plan Administrator” means the Compensation Committee or its designee.

1

(m)	“Restricted Stock” means “Restricted Stock” as defined in the Equity Plan and granted to a director for serving as a member of the Board.

(n)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

(o)	“Separation from Service” means a “separation from service” within the meaning of Section 409A.

(p)	“Stock Unit” means an economic unit equal in value to one share (or fraction thereof) of Common Stock.

3.	Eligibility All members of the Board who are not employees of the Company or any subsidiary of the Company shall be eligible to participate in the Plan.

4.	Election to Defer Director Compensation.

(a) Manner and Amount of Deferral Election.  A participant may elect to defer receipt of all or a specified portion of his or her Director Compensation by giving written notice on an election form provided by the Plan Administrator specifying the amount of the deferral.  A participant’s election to defer is irrevocable and may not be changed, except as may be provided in the election form.

(b) Time of Election. Elections to defer the Director Compensation shall be made at the following times:

(i) A director may elect to defer Director Compensation at such time or times during the calendar year as permitted by the Plan Administrator.  Such election shall be effective for Cash Compensation earned and Restricted Stock granted in the following calendar year(s).

(ii) A nominee for election to director (who is not at the time of nomination a sitting director and was not previously eligible to participate in this Plan) may elect to defer Director Compensation no later than 30 days after the date of the director’s commencement of services as a director.  Such deferral election shall be effective for Cash Compensation earned and Restricted Stock granted following the later of (A) the date of the director’s commencement of services as a director, and (B) the date an irrevocable election form is filed with the Company.

(iii) For purposes of the first Plan Year only, any individual who is a director as of the Effective Date may elect to defer the Director Compensation no later than April 29, 2016.  Such deferral election shall be effective for Cash Compensation earned and Restricted Stock granted on and following the Effective Date.

(c) Duration of Deferral Election.  A deferral election is expected to apply to more than one Plan Year.  However, a participant may make a new deferral election prior to a Plan Year to change or implement a deferral election for such Plan Year.

5.	Deferred Compensation Accounts. The Company shall establish on its books and records a Deferred Compensation Account for each participant, as provided below.

(a) Crediting of Cash Compensation.  Deferred Cash Compensation shall be credited to the participant’s Deferred Compensation Account in the form of Deferred Stock Units effective the date the deferred Cash Compensation would otherwise have been paid.  Effective on such date, the Company shall credit to the Deferred Compensation Account with a number of Deferred Stock Units determined by dividing (i) the portion of the Cash Compensation that the participant elected to defer, by (ii) the Fair Market Value of a share of Common Stock on such date, rounded down to the nearest whole Deferred Stock Unit.  No fractional Deferred Stock Units will be credited to a participant’s account.  Unused cash attributable to a fractional Deferred Stock Unit will be refunded to the participant in cash as soon as practicable following the original payment date.  A participant will be fully vested in each Deferred Stock Unit that relates to deferred Cash Compensation.

(b) Crediting of Restricted Stock.  Deferred Restricted Stock shall be credited to the participant’s Deferred Compensation Account in an equal amount of Deferred Stock Units.  The Deferred Stock Units related to such deferred Restricted Stock shall be subject to the same vesting or other forfeiture restrictions that would have otherwise applied to such Restricted Stock.  In the event the participant forfeits Deferred Stock Units in accordance with the foregoing, the participant’s Deferred Compensation Account shall be debited for the number of Deferred Stock Units forfeited.

(c) Dividend Equivalents.  Each Deferred Stock Unit credited to a participant’s Deferred Compensation Account shall carry with it a right to receive dividend equivalents in respect of the share of Common Stock underlying such Deferred Stock Unit.  Dividend equivalents shall be paid to participants in cash on the Company’s applicable dividend payment date based on the number of Deferred Stock Units, whether vested or unvested, held in the director’s Deferred Compensation Account on the applicable Company record date. The dividend equivalent right associated with a Deferred Stock Unit shall remain outstanding until the delivery to the participant of the share of Common Stock underlying such Deferred Stock Unit.

(d) Adjustment of Deferred Stock Units.  If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number or kind of stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of stock, exchange of stock, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such stock effected without receipt of consideration by the Company occurring after the Effective Date, the Plan Administrator will make appropriate adjustments to (i) the number and kind of shares of Common Stock for which Deferred Stock Units are outstanding, and (ii) the number of Deferred Stock Units credited to each participant’s Deferred Compensation Account.

6.	Payment of Deferred Compensation.

(a) Distributions. Payment from the Deferred Stock Units shall be made in one lump sum on the earliest to occur of:

(i)	within 90 days following the participant’s Separation From Service;

(ii)	immediately prior to, on or within 30 days following a Change in Control;

(iii)	within 90 days following the participant’s Disability;

(iv)	the date of an In-Service Distribution (as defined below), if the participant has made an applicable election to receive an In-Service Distribution; and

(v)	within 90 days following the participant’s death.

Notwithstanding anything to the contrary in the Plan, if on the date of the participant’s Separation from Service, the participant is a “specified employee” within the meaning of Section 409A, the payment will occur on the later to occur of (x) the scheduled distribution date and (y) the first day of the seventh month following the date of the participant’s Separation from Service or, if earlier, the date of the participant’s death.

(b) Scheduled In-Service Distributions. A participant may elect to receive payment from the Deferred Stock Units while the participant is still a member of the Board (an “In-Service Distribution”) in a lump sum within 90 days following the date that is three (3), five (5) or ten (10) years following the last day of the applicable Plan Year in which an amount was deferred pursuant to the Plan. Any desired In-Service Distribution may be separately elected for each Plan Year’s elective deferrals and such elections will be irrevocable, except as may be provided in the election form.

(c) Medium of Payment.  Payments from the Deferred Compensation Account shall be made in whole shares of Common Stock for each whole Deferred Stock Unit, and in cash for any fractional Deferred Stock Unit; provided, that, the Company may choose in its discretion to pay the participant cash in lieu of all or a portion of the shares of Common Stock.  Deferred Stock Units issued to and shares of Common Stock paid to participants under the Plan shall be issued and paid from the Equity Plan.

3.

Unfunded Promise to Pay; No Segregation of Funds or Assets.  Nothing in this Plan shall require the segregation of any assets of the Company or any type of funding by the Company, it being the intention of the parties that the Plan be an unfunded arrangement for federal income tax purposes.  No participant shall have any rights to or interest in any specific assets or shares of Common Stock by reason of the Plan, and any participant’s rights to enforce payment of the obligations of the Company hereunder shall be those of a general creditor of the Company.

4.

Nonassignability; Beneficiary Designation.  The right of a participant to receive any unpaid portion of the participant’s Deferred Compensation Account shall not be assigned, transferred, pledged or encumbered or subjected in any manner to alienation or anticipation.  However, in the event of a participant’s death, the Company will pay the unpaid portion of the participant’s Deferred Compensation Account to the participant’s designated beneficiaries.  If the participant fails to complete a valid beneficiary designation, the participant’s beneficiary will be his or her estate.

5.

Administration.  The Plan will be administered under the supervision of the Plan Administrator.  The Plan Administrator will prescribe guidelines and forms for the implementation and administration of the Plan, interpret the terms of the Plan, and make all other substantive decisions regarding the operation of the Plan.  The Plan Administrator’s decisions in its administration of the Plan are conclusive and binding on all persons.

6.

Construction.  The Plan is intended to comply with Section 409A and any regulations and guidance thereunder and shall be interpreted and operated in accordance with such intent.  Notwithstanding anything to the contrary in the Plan, neither the Company, its affiliates, the Board, nor the Compensation Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any participant under Section 409A, and neither the Company, its affiliates, the Board, nor the Compensation Committee will have any liability to any participant for such tax or penalty.  The laws of the State of Maryland shall govern all questions of law arising with respect to the Plan, without regard to the choice of law principles of any jurisdiction, except where the laws governing the Plan are preempted by the laws of the United States.  The Plan is intended to be construed so that participation in the Plan will be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to regulations and interpretations issued from time to time by the Securities and Exchange Commission.  If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.  This document constitutes the entire Plan, and supersedes any prior oral or written agreements on the subject matter hereof.

7.

Amendment and Termination.  The Board may amend, suspend, or terminate the Plan at any time and for any reason.  No amendment, suspension, or termination will, without the consent of the participant, materially impair rights or obligations under any Deferred Stock Units previously awarded to the participant under the Plan, except as provided below.  The Board may terminate the Plan and distribute the Deferred

Compensation Accounts to participants in accordance with and subject to the rules of Treas. Reg. Section 1.409A-3(j)(4)(ix), or successor provisions, and any generally applicable guidance issued by the Internal Revenue Service permitting such termination and distribution.